UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [    ]

Check the appropriate box:

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[X] Definitive Proxy Statement

[    ] Definitive Additional Materials

[    ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MERRIMAC INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MERRIMAC INDUSTRIES, INC.
41 Fairfield Place
West Caldwell, NJ 07006-6287

April 30, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Merrimac Industries, Inc. to be held at our offices, 41 Fairfield Place, West Caldwell, New Jersey, on Wednesday, June 20, 2007, at 10:00 a.m.

Information about the Annual Meeting is found in the formal Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages. The Annual Report to Stockholders for 2006 is part of this mailing, but does not constitute a part of the proxy solicitation material.

Since it is important that your shares be represented at the Annual Meeting, we request that you promptly complete and submit the enclosed proxy by mail. Any stockholder returning a proxy may revoke it.

Sincerely,
Mason N. Carter Chairman of the Board, President and Chief Executive Officer

MERRIMAC INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 20, 2007

The Annual Meeting of Stockholders of Merrimac Industries, Inc. (hereinafter referred to as the ‘‘Company’’, ‘‘we’’, ‘‘us’’, or ‘‘our’’) will be held at our offices, 41 Fairfield Place, West Caldwell, New Jersey, on Wednesday, June 20, 2007, at 10:00 a.m., for the following purposes:

(1)	To elect three members to our Board of Directors for a term of three years;

(2)	To ratify the selection of J.H. Cohn LLP as our independent registered public accounting firm for the 2007 fiscal year; and

(3)	To transact such other business as may properly come before the meeting.

Holders of record of our common stock, $0.01 par value per share, at the close of business on April 27, 2007, the record date fixed by the Board of Directors, are entitled to receive notice of, and to vote at, the meeting and at any adjournments thereof. A proxy and proxy statement for the meeting are enclosed herewith.

By Order of the Board of Directors,
ROBERT V. CONDON Secretary

April 30, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE 2007 ANNUAL MEETING, PLEASE PROMPTLY SUBMIT THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, BY MAIL.

MERRIMAC INDUSTRIES, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 20, 2007

The Board of Directors (the ‘‘Board’’) of Merrimac Industries, Inc. (the ‘‘Company’’) hereby solicits all holders of our common stock, par value $0.01 per share (‘‘Common Stock’’), to vote by proxy at the Annual Meeting of Stockholders, which will be held at our offices, 41 Fairfield Place, West Caldwell, New Jersey, on Wednesday, June 20, 2007, at 10:00 a.m. (including any adjournment or postponement thereof, the ‘‘Meeting’’) for the purposes stated in the Notice of Annual Meeting of Stockholders. The shares represented by proxies will be voted at the Meeting in accordance with the instructions noted thereon.

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with our Secretary, by revocation in person at the Meeting or by presenting a later-dated proxy.

This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 30, 2007.

The cost of solicitation will be paid by us. In addition to solicitation by mail, directors, officers and employees of ours may solicit proxies from stockholders by telephone, letter, e-mail, facsimile or in person. We expect to pay compensation of approximately $2,000 for the solicitation of proxies, plus expenses, to Georgeson Shareholder Communications Inc. to supply brokers and other persons with proxy materials for forwarding to beneficial holders of Common Stock. We will also reimburse such brokers and other persons for expenses related to the forwarding of this mailing.

Voting rights; votes required for approval

The Board fixed the close of business on April 27, 2007 as the record date (‘‘Record Date’’) for the determination of stockholders entitled to receive notice of, and to vote at, the Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 2,908,735 shares of Common Stock. Every stockholder of record on the Record Date is entitled to one vote for each share of Common Stock then held.

The presence of a quorum is required to conduct business at the Meeting. A quorum is defined as a majority of all the shares of Common Stock entitled to vote at the Meeting, present in person or by proxy. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached.

The affirmative vote of (i) a plurality of the shares present at the Meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board and (ii) a majority of the shares present at the Meeting and entitled to vote on the subject matter is required to ratify the selection of J.H. Cohn LLP (‘‘J.H. Cohn’’) as our independent registered public accounting firm and to take action on any other business which may properly come before the Meeting.

Shares which are present or represented by proxy at the Meeting will be counted for quorum purposes regardless of whether the holder of the shares or the proxy fails to vote on a proposal (‘‘abstentions’’) or whether a broker with authority fails to exercise its authority with respect thereto (a ‘‘broker non-vote’’). Abstentions and broker non-votes will not be included, however, in the tabulation of votes cast on proposals presented to stockholders, and abstentions will have no effect on the election of directors because directors are elected by a plurality of the votes cast. In accordance with American Stock Exchange (the ‘‘AMEX’’) rules, brokers holding shares in street name for their customers may vote, in their discretion, on behalf of any customers who do not furnish voting instructions within 10 days of the Meeting on proposals such as the election of directors and ratification of the selection of independent registered public accounting firms.

We urge all beneficial owners to provide instructions to their brokers on how to vote their shares.

The Board does not intend to bring any matter before the Meeting, except as specifically indicated in the foregoing notice and in the description of any proposal being submitted to stockholders as provided herein, nor does the Board know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN STOCKHOLDERS

The following table sets forth, as of the Record Date, information concerning the Common Stock owned by (i) persons known by us who are beneficial owners of more than five percent of the Common Stock (ii) each of our directors, director nominees and Named Executive Officers, and (iii) all of our directors, director nominees and executive officers as a group, that was either provided to us by the person or is publicly available from filings made with the Securities and Exchange Commission (the ‘‘SEC’’). None of our directors or executive officers have pledged their shares of Common Stock as security.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership (direct except as noted)†		Percent of Class
E.I. DuPont de Nemours and Company 1007 Market Street Wilmington, DE 19898	528,413	(1)	18.17%
Lior Bregman 10 Sinclair Terrace Short Hills, NJ 07078	313,600	(2)	10.78%
Ludwig G. Kuttner Hampshire Investments, Limited K Holdings, LLC 627 Plank Road Keene, VA 22946	300,000	(3)	10.31%
Neuberger Berman, LLC 605 Third Avenue New York, NY 10158	254,694	(4)	8.76%
Arthur A. Oliner 11 Dawes Road Lexington, MA 02173	191,401	(5)	6.55%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	147,129	(6)	5.06%
Joel H. Goldberg c/o C.C.I. / SK Associates, Inc. 1767 Morris Avenue Union, NJ 07083	73,358	(7)	2.51%
Mason N. Carter c/o Merrimac Industries, Inc. 41 Fairfield Place West Caldwell, NJ 07006	51,166	(8)	1.73%
Edward H. Cohen c/o Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022	26,833	(9)	*

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership (direct except as noted)†		Percent of Class
Albert H. Cohen 5347 Hunt Club Way Sarasota, FL 34238	16,333	(10)	*
Harold J. Raveché c/o Stevens Institute of Technology Castle Point on Hudson Hoboken, NJ 07030	14,092	(11)	*
David B. Miller c/o DuPont Electronic Technologies 14 T.W. Alexander Drive Research Triangle Park, NC 27709	13,333	(12)	*
Fernando L. Fernandez 2159 El Amigo Road Del Mar, CA 92014	8,833	(13)	*
James J. Logothetis c/o Merrimac Industries, Inc. 41 Fairfield Place West Caldwell, NJ 07006	33,801	(14)	1.15%
Reynold K. Green c/o Merrimac Industries, Inc. 41 Fairfield Place West Caldwell, NJ 07006	30,137	(15)	1.03%
Michael M. Ghadaksaz c/o Merrimac Industries, Inc. 41 Fairfield Place West Caldwell, NJ 07006	23,333	(16)	*
Robert V. Condon c/o Merrimac Industries, Inc. 41 Fairfield Place West Caldwell, NJ 07006	20,201	(17)	*
All directors, director nominees and executive officers as a group (18 persons)	848,904	(18)	26.80%

†	In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days.
*	The percentage of shares beneficially owned does not exceed 1% of the class.
(1)	Consists of shares owned by DuPont Chemical and Energy Operations, Inc. (‘‘DCEO’’).
(2)	Information as to the shares of Common Stock beneficially owned by Lior Bregman is as of February 17, 2006, as set forth in a Form 4 filed with the SEC on February 17, 2006.
(3)	250,000 shares of Common Stock are held directly by K Holdings, LLC and 50,000 are held directly by Hampshire Investments, Limited. Mr. Kuttner is the principal member of K Holdings, LLC and owns 80% of the outstanding interests in Hampshire Investments, Limited. Information as to shares of Common Stock beneficially owned by Mr. Kuttner, K Holdings, LLC and Hampshire Investments, Limited is as of January 5, 2005, as set forth in a Schedule 13D filed with the SEC on January 6, 2005.

(4)	Information as to the shares of Common Stock beneficially owned by Neuberger Berman, LLC is as of March 5, 2007, as set forth in a Form 13-G filed with the SEC on February 13, 2007 and supplemented by a letter from Neuberger Berman, LLC to the Company dated March 5, 2007.
(5)	Includes 13,333 shares subject to stock options that are exercisable currently or within 60 days, and 9,528 shares owned by Dr. Oliner’s wife.
(6)	Information as to the shares of Common Stock beneficially owned by Dimensional Fund Advisors Inc. is based solely on information from publicly available resources as of March 31, 2007.
(7)	Includes 13,333 shares subject to stock options that are exercisable currently or within 60 days.
(8)	Includes 51,166 shares subject to stock options that are exercisable currently or within 60 days.
(9)	Includes 13,333 shares subject to stock options that are exercisable currently or within 60 days.
(10)	Includes 10,833 shares subject to stock options that are exercisable currently or within 60 days.
(11)	Includes 13,333 shares subject to stock options that are exercisable currently or within 60 days.
(12)	David B. Miller disclaims beneficial ownership of the shares owned by DCEO. Includes 13,333 shares subject to stock options that are exercisable currently or within 60 days.
(13)	Includes 8,333 shares subject to stock options that are exercisable currently or within 60 days.
(14)	Includes 33,500 shares subject to stock options that are exercisable currently or within 60 days.
(15)	Includes 15,083 shares subject to stock options that are exercisable currently or within 60 days and 2,345 shares subject to our stock purchase plan.
(16)	Includes 23,333 shares subject to stock options that are exercisable currently or within 60 days.
(17)	Includes 6,083 shares subject to stock options that are exercisable currently or within 60 days and 2,284 shares subject to our stock purchase plan.
(18)	Includes 249,546 shares subject to stock options that are exercisable currently or within 60 days and 6,028 shares subject to our stock purchase plan.

ELECTION OF DIRECTORS
(Proposal 1)

Our Certificate of Incorporation provides that the Board shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with terms extending to the third succeeding annual meeting of stockholders. Each of the three nominees, Edward H. Cohen, Arthur A. Oliner and Harold J. Raveché, to be elected as a Class II director at the Meeting will hold office until our annual meeting of stockholders in the year 2010 and until his successor has been duly elected and qualified. The three directors in Class III, Mason N. Carter, Albert H. Cohen and David B. Miller, and the three directors in Class I, Fernando L. Fernandez, Joel H. Goldberg, and Ludwig G. Kuttner, who is on a leave of absence, are serving terms expiring at the time of our annual meetings in 2008 and 2009, respectively, and until their respective successors have been duly elected and qualified.

The persons named in the enclosed form of proxy will vote such proxy for the election to the Board as Class II directors of Edward H. Cohen, Arthur A. Oliner and Harold J. Raveché, each of whom has previously been elected as a director by the stockholders. Approval of the director nominees requires the affirmative vote of a plurality of the shares present at the Meeting and entitled to vote on the subject matter. If no contrary indication is made, proxies in the accompanying form are to be voted for such nominees or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not now expected), for any nominee who shall be designated by the Board to fill such vacancy, unless the Board shall determine to reduce the number of directors pursuant to the By-laws. There is no arrangement or understanding between any director or nominee and any other person pursuant to which such person was selected as a director or nominee except with respect to David B. Miller, who was elected pursuant to an agreement between DuPont Electronic Technologies (‘‘DuPont’’) and us, which was entered into on February 28, 2002.

Our Governance and Nominating Committee has reviewed the qualifications of the nominees for Class II director and has recommended each of the nominees for election to the Board.

Information about nominees for directors and continuing directors

The following table sets forth certain information with respect to each nominee for director and each continuing director.

Name	Age	Director of the Company Since
Class I:
Fernando L. Fernandez	68	2003
Joel H. Goldberg	63	1997
Ludwig G. Kuttner	60	2006	*
Class II:
Edward H. Cohen	68	1998
Arthur A. Oliner	86	1961
Harold J. Raveché	63	2001
Class III:
Mason N. Carter	61	1995
Albert H. Cohen	74	1997
David B. Miller	50	2002

*	Mr. Kuttner has been on a leave of absence from his position as a director without compensation since the date of his election.

Mr. Carter has served as Chairman of the Board since July 24, 1997, and President and Chief Executive Officer since December 16, 1996.

Albert H. Cohen has been self-employed as a management consultant and asset (money) manager since 1987. He was the Chairman of the Board and the Chief Executive Officer of Metex Corporation from 1986 to 1987, and from 1964 to 1986 he was its President and Chief Executive Officer. Metex Corporation was a manufacturer of industrial and automotive products.

Edward H. Cohen is counsel to the law firm of Katten Muchin Rosenman LLP, with which he has been affiliated since 1963. He is a director of Phillips-Van Heusen Corporation, Franklin Electronic Publishers, Inc., Gilman & Ciocia, Inc. and Levcor International, Inc.

Fernando L. Fernandez is self-employed and provides consulting and director services to companies. From 2001 through January 2005, he was professor and the Director of Institute Technology Initiatives at Stevens Institute of Technology in Hoboken, New Jersey. Previously, from May 1998 to January 2001, he was Director of the Defense Advanced Research Projects Agency (DARPA), the central research and development organization of the Department of Defense. Prior to his tenure at DARPA, Dr. Fernandez held the position of President and Chairman of the Board of Directors for AETC Inc., a firm specializing in environmental surveillance, which he founded in 1994. Prior to this position, he was President and Chairman of the Board of Directors of Areté Associates, a Los Angeles-based applied research firm that Dr. Fernandez founded in 1976.

Joel H. Goldberg has been Chairman and Chief Executive Officer of Career Consultants, Inc., a management consulting firm, and SK Associates, an outplacement firm, located in Union, New Jersey, since 1972. Dr. Goldberg is a director of Phillips-Van Heusen Corporation, Hampshire Group, Limited, and Modell’s, Inc., an advisor to the New Jersey Sports and Exposition Authority and a member of the Advisory Council for Sports Management of Seton Hall University. He is also a consultant to the New York Giants, the New Jersey Nets and the Ottawa Senators professional sports teams.

Ludwig G. Kuttner was President and Chief Executive Officer of Hampshire Group, Limited (‘‘Hampshire’’), a holding company that markets apparel for men and women, from 1979 to 1992 and from

1994 through the 2006. As a result of an ongoing investigation by Hampshire’s audit committee, the Securities and Exchange Commission, and the Department of Justice of allegations of certain improprieties involving Mr. Kuttner and other Hampshire executives, Mr. Kuttner’s employment with Hampshire has been terminated and he remains as a director. Mr. Kuttner has been on a leave of absence from his position as a director of Merrimac since the date of his election until the resolution of the investigation. He continues to serve as Managing Member of Hampshire Investments, Inc. and K Holdings, LLC, two investment companies. Previously, he served in various capacities in the textile industry and as an owner and developer of real property.

David B. Miller has been Vice President and General Manager of DuPont Electronic Technologies, an electronic development and manufacturing company, since 2001. Mr. Miller has been employed by DuPont in several capacities since 1981. From 1999 through 2001, Mr. Miller was DuPont’s Director of Investor Relations. From 1997 to 1999, Mr. Miller was Managing Director, Asia Pacific and Global Business Director, Photopolymer and Electronic Materials. Mr. Miller served as Global Business Director, Printed Circuit Material from 1995 to 1997. Mr. Miller has responsibility for DuPont’s various electronic material initiatives. Mr. Miller is a director of DuPont Air Products NanoMaterials Joint Venture, a joint venture with Air Products and Chemicals, Inc. focused on chemical mechanical planarization materials, and of HD Microsystems, a joint venture with Hitachi Chemical that develops, manufactures and markets liquid polyimides and other materials to the semiconductor industry.

Arthur A. Oliner has been Professor Emeritus of Electrophysics at Polytechnic University (formerly Polytechnic Institute of Brooklyn) since 1990. Prior to that, he was head of its Electrical Engineering Department from 1966 until 1974, and was the Director of its Microwave Research Institute from 1967 to 1982. After 1982, he returned to teaching and conducting research programs in microwave integrated circuits until his retirement in 1990. He was elected a member of the National Academy of Engineering, a Fellow of the IEEE, the AAAS, and the British IEE, and he received an honorary doctorate from the University of Rome, Italy. Dr. Oliner is the author of almost 300 published papers and three books. He has received many awards, including two gold medals, for his contributions to the microwave field. He has been an engineering consultant for such companies as IBM, Boeing, Raytheon, Hughes and Rockwell.

Harold J. Raveché has been President of the Stevens Institute of Technology since 1988. Prior to that, he was the Dean of Rensselaer Polytechnic Institute from 1985 until 1988. He was a member of the U.S. Trade and Technology missions to Israel in 1998, Brazil in 1999 and Korea and Taiwan in 2000.

There are no family relationships among our directors or nominees for directors.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our executive officers.

Name	Age	Current Position
Mason N. Carter	61	Chairman of the Board, President and Chief Executive Officer
Robert V. Condon	60	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary
Richard E. Dec	64	Vice President, Corporate Relations
Rocco A. DeLillo	39	Vice President, Research and Development
Michael M. Ghadaksaz	52	Vice President, Market Development
Reynold K. Green	48	Vice President and Chief Operating Officer
Jayson E. Hahn	39	Vice President, Information Technology and Chief Information Officer
James J. Logothetis	47	Vice President and Chief Technology Officer
Adriana Mazza	55	Vice President, Human Resources
Michael Pelenskij	46	Vice President, Manufacturing

Information regarding Mr. Carter is set forth on page 5.

Mr. Condon has been Vice President, Finance and Chief Financial Officer since joining Merrimac in March 1996 and was appointed Secretary and Treasurer in January 1997.

Mr. Dec has been Vice President, Corporate Relations since November 2002 and was Vice President, Business Development from July 2000. He served as Vice President, Marketing since joining Merrimac in March 1997.

Mr. DeLillo was appointed Vice President, Research and Development in September 2003, after serving as Vice President, Engineering since November 2002. He served as Vice President of Research and Development from September 2002 to November 2002. Prior to September 2002 he was Director of Research and Development since 1999. He joined us in March 1998 as a Senior Research and Development Engineer.

Mr. Ghadaksaz was appointed Vice President of Marketing Development in September 2003, after serving as Director of Market Development since February 2003. Prior to joining Merrimac, he served as a consultant for wireless telecommunications equipment and device manufacturers, U.S. and Canadian venture capital firms and their portfolio companies. Mr. Ghadaksaz also served on the Advisory Board of Radical Horizon, an innovative software defined radio solution provider. From 1999 to 2002, he served as Director of Technology Strategy for the Strategy Sector at Motorola. From 1995 to 1999, Mr. Ghadaksaz held the positions of Senior Scientist, Applications and Business Development Manager for Hughes Communications Products Division of Hughes Aircraft Company.

Mr. Green was appointed Vice President and Chief Operating Officer on January 1, 2005. He had been Vice President and General Manager since November 2002. He was Vice President and General Manager of the RF Microwave Products Group since January 2000. He was Vice President, Sales from March 1997 to January 2000 and Vice President of Manufacturing from April 1996 to March 1997. He was a member of the Board of Directors from April 1996 to May 1997 and did not seek re-election to the Board.

Mr. Hahn was appointed Vice President, Information Technology and Chief Information Officer in October 2000, after serving as Director, Network Services since June 1998. He served as Manager, Network Services from June 1997 to June 1998 and was Information Technology Support Specialist from December 1996 to June 1997.

Mr. Logothetis was appointed Vice President and Chief Technology Officer in March 2002. Mr. Logothetis was appointed Vice President, Multi-Mix® Engineering in May 1998, after rejoining Merrimac in January 1997 to serve as Director, Advanced Technology. Prior to rejoining Merrimac, he served as a director for Electromagnetic Technologies, Inc. in 1995 and became Vice President of Microwave Engineering at such corporation in 1996. From 1984 through 1994, Mr. Logothetis had various engineering positions with Merrimac including Group Manager, Engineering.

Mrs. Mazza was appointed Vice President, Human Resources in December 2005, after serving as our Manager of Human Resources from September 2002 to December 2005. She joined us in May 2000, serving in various human resource capacities until September 2002. Prior to joining Merrimac, she worked for Monroe Systems for Business, a division of Litton Industries; Exxon Office System, a division of Exxon Corporation and did private consulting work in both profit and nonprofit capacities.

Mr. Pelenskij was appointed Vice President Manufacturing in January 2000 after serving as our Director of Manufacturing from January 1999 to January 2000. Prior to January 1999, Mr. Pelenskij held the positions of Manager of Screened Components, RF Design Engineer, and District Sales Manager since joining us in 1993.

There are no family relationships among our executive officers.

 Certain relationships and related transactions

During fiscal year 2006, our General Counsel, Katten Muchin Rosenman LLP (formerly, KMZ Rosenman), was paid $402,000 for providing us legal services. Mr. E. Cohen (a director) is Counsel to the firm of Katten Muchin Rosenman LLP but does not share in any fees we pay to the firm.

In May 1998, the Company sold 22,000 shares of Common Stock to Mason N. Carter, Chairman, President and Chief Executive Officer of the Company, at a price of $11.60 per share, which approximated the average closing price of the Company’s Common Stock during the first quarter of 1998. The Company lent Mr. Carter $255,000 in connection with the purchase of these shares and combined that loan with a prior loan to Mr. Carter in the amount of $105,000. The resulting total principal amount of $360,000 was payable May 4, 2003 and bore interest at a variable interest rate based on the prime rate. This loan was further amended on July 29, 2002. Accrued interest of $40,000 was added to principal, bringing the new principal amount of the loan to $400,000, the due date was extended to May 4, 2006, and interest (at the same rate as was previously applicable) was payable monthly. Mr. Carter has pledged 33,000 shares of Common Stock as security for this loan, which is a full-recourse loan.

On March 29, 2006, the Company entered into an agreement with Mr. Carter, its Chairman, President and Chief Executive Officer, to purchase, and on April 24, 2006 the Company purchased, 42,105 shares of the Company’s Common Stock owned by Mr. Carter for a purchase price of $9.50 per share (the closing price of the Common Stock on March 29, 2006), resulting in a total purchase price for the shares of $399,998. As a condition to the Company’s obligation to purchase the shares, concurrent with the Company’s payment of the purchase price Mr. Carter repaid to the Company $400,000 in full satisfaction of Mr. Carter’s promissory note in favor of the Company dated July 29, 2002.

On December 13, 2004 Infineon Technologies AG (‘‘Infineon’’), at such time a beneficial owner of approximately 15% of the Company’s Common Stock, sold 475,000 shares of the Company’s Common Stock to four purchasers in a privately-negotiated transaction. Two purchasers in such transaction, K Holdings LLC and Hampshire Investments, Limited, each of which is affiliated with Ludwig G. Kuttner (a director on a leave of absence), purchased shares representing an aggregate of approximately 10.3% of the Company’s Common Stock. Infineon also assigned to each purchaser certain registration rights to such shares under the existing registration rights agreements Infineon had with the Company. In connection with the transaction, the Company and Infineon terminated the Stock Purchase and Exclusivity Letter Agreement dated April 7, 2000, as amended, which provided that the Company would design, develop and produce exclusively for Infineon certain Multi-Mix® products that incorporate active RF power transistors for use in certain wireless base station applications, television transmitters and certain other applications that are intended for Bluetooth transceivers.

On March 13, 2007, we entered into a Stock Purchase and Confidentiality Agreement (the ‘‘Agreement’’) with Adam Smith Investment Partners, L.P. (‘‘ASIP’’), Adam Smith Capital Management LLC (‘‘ASCM’’), Diamond Capital Management (‘‘DCM’’), Adam Smith Investments, Ltd. (‘‘ASI’’), Richard Grossman (‘‘RG’’), Orin Hirschman (‘‘OH’’), and Richard and Ana Grossman JTWROS (‘‘RAG’’, and collectively with ASIP, ASCM, DCM ASI RG, and OH, the ‘‘Sellers’’). Pursuant to the Agreement, we repurchased from the Sellers in a private transaction 238,700 shares of our Common Stock, par value $0.01 per share, for the treasury at a price of $9.00 per share, for an aggregate purchase price of $2,148,300.

We do not have a written policy or procedure for the review, approval, or ratification of any transaction required to be reported under Item 404(a) of Regulation S-K. However, pursuant to our Governance and Nominating Committee charter, the Governance and Nominating Committee is charged with considering questions of possible conflicts of interest, including related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish to us copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, our officers, directors and greater than ten percent stockholders complied with these Section 16(a) filing requirements with respect to the Common Stock during the fiscal year ended December 30, 2006.

 Director Independence

During the year ended December 30, 2006, the Board has determined that a majority of the Board is independent under the definition of independence and in compliance with the listing standards of the AMEX listing requirements. Based upon these standards, the Board has determined that all of the directors are independent, with the exception of Mr. Carter, our Chairman, President and Chief Executive Officer.

 Meetings and Committees of the Board of Directors

During the fiscal year that ended on December 30, 2006, the Board held six meetings. Each director attended at least 75% of the aggregate number of total number of meetings of the Board and of the committees on which such director served during fiscal year 2006, with the exception of Mr. Kuttner, who has been on a leave of absence from his position as a director without compensation since the date of his election. All of the current directors attended our 2006 Annual Meeting, with the exception of Mr. Kuttner.

The Board has a standing Audit Committee, Compensation Committee, Management Committee, and Governance and Nominating Committee. Certain of the directors also sit on our advisory Technology Strategy Committee.

The Audit Committee currently consists of Messrs. E. Cohen (chair), A. Cohen and Dr. Raveché, each of whom is independent as defined in Section 121(A) of the AMEX listing standards. The Audit Committee’s function is to provide assistance to the Board in fulfilling the Board’s oversight functions relating to the quality and integrity of our financial reports, monitor our financial reporting process and internal control system, and perform such other activities consistent with its charter and our By-laws as the Committee or the Board deems appropriate. The Audit Committee produces an annual report for inclusion in our proxy statement. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between our management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee must pre-approve all audit and non-audit services to be provided to us by our independent registered public accounting firm. The Committee carries out all functions required by the AMEX, the SEC and the federal securities laws. The Board has determined that Mr. A. Cohen, in addition to being ‘‘independent,’’ is an ‘‘audit committee financial expert’’ as defined in the SEC’s Regulation S-K, Item 407(d). Mr. A. Cohen’s biographical information is on page 5. During fiscal year 2006, the Audit Committee held nine meetings. The Audit Committee’s charter is available on our website at www.merrimacind.com.

Mr. A. Cohen (chair), Mr. E. Cohen and Dr. Goldberg currently serve on the Compensation Committee. The purpose of the Compensation Committee is to oversee the responsibilities relating to compensation of our executives, administer our equity based employee incentive benefit plans and produce a report on executive compensation for inclusion in our proxy statement. Please see our Compensation Discussion and Analysis on page 14. The Compensation Committee may not delegate its authority. The Compensation Committee also relies in part on the recommendations of Mr. Carter in setting the compensation of executive officers reporting to him. SK Associates, of which Dr. Goldberg is Chairman and Chief Executive Officer, prepared an analysis of compensation for all of the executive officers, with the exclusion of Mr. Carter, but was not compensated for the report. The compensation consultants were instructed to review the scope and responsibilities of the executive positions and associated executive compensation levels, with the exclusion of Mr. Carter, as compared to similarly situated companies. During fiscal year 2006, the Compensation Committee held three meetings. The Compensation Committee’s charter is available on our website at www.merrimacind.com.

Messrs. Carter, A. Cohen and E. Cohen currently serve on the Management Committee. The Management Committee recommends to the Board the strategic business direction for us and evaluates the impact of current changes in the business environment in which we operate. During fiscal year 2006, the Management Committee held one meeting.

The Governance and Nominating Committee is comprised of Mr. E. Cohen (chair), Dr. Goldberg and Dr. Raveché, each of whom is independent as defined in Section 121(A) of the AMEX listing standards. This Committee is responsible for (1) identifying and recommending to the Board individuals qualified to become Board and Committee members; (2) maintaining that a majority of the Board members are independent and that all the members of the Audit, Compensation and Governance and Nominating Committees are independent as required; (3) developing and recommending to the Board a set of corporate governance principles applicable to us; and (4) addressing corporate governance issues and recommending proposals and actions for the Board’s consideration. We have not paid any third party a fee to assist in the process of identifying and evaluating candidates for director. During fiscal year 2006, the Governance and Nominating Committee held one meeting. The Governance and Nominating Committee’s charter is available on our website at www.merrimacind.com.

The Technology Strategy Committee (which was formed in December 2005) is comprised of Dr. Fernandez (chair), Dr. Oliner, and Dr. Raveché. The Technology Strategy Committee advises the Board regarding progress in the development of our Multi-Mix® technologies, prioritizing our efforts in this area, identifying investment needs and opportunities, and educating customers on the capabilities of the Multi-Mix® technologies. During fiscal year 2006, the Technology Strategy Committee held four meetings.

 Nominations for the Board of Directors

The Governance and Nominating Committee of the Board considers director candidates based upon a number of qualifications, including their independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. There are no specific, minimum or absolute criteria for Board membership. The Governance and Nominating Committee seeks directors who have demonstrated an ethical and successful career. This may include experience as a senior executive of a publicly traded corporation, management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization, or such other professional experience as the Committee shall determine shall qualify an individual for Board service. The Committee shall make every effort to ensure that the Board and its Committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the AMEX and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to recommending to the Board the nomination of an existing director for re-election to the Board, the Committee will consider and review such existing director’s Board and Committee attendance and performance, independence, experience, skills and the contributions that the existing director brings to the Board.

The Governance and Nominating Committee has not in the past relied upon third-party search firms to identify director candidates, but may employ such firms if so desired. The Governance and Nominating Committee generally relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The Board retains complete independence in making nominations for election as a member of the Board.

The Governance and Nominating Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Governance and Nominating Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. Any stockholder may recommend nominees for director at least 120 calendar days prior to the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting, by writing to the Secretary, Merrimac Industries, Inc., 41 Fairfield Place, West Caldwell, NJ 07006, giving the name, company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us and/or the stockholder submitting the nomination, and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as ‘‘independent’’ under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by our Secretary and forwarded to the Chair of the Governance and Nominating Committee for further review and consideration in accordance with this policy. Any such stockholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

AUDIT COMMITTEE REPORT

Our management has the primary responsibility for the financial statements and the reporting process, including our system of internal controls and disclosure controls and procedures. The independent registered public accounting firm audits our financial statements and express an opinion on the financial statements based on the audit. The Audit Committee oversees on behalf of the Board (i) our accounting and financial reporting processes and (ii) the audits of our financial statements.

We met and held discussions with management and Grant Thornton LLP, our independent registered public accounting firm for fiscal 2006. Management represented to us that our consolidated financial statements for the fiscal year ended December 30, 2006 were prepared in accordance with accounting principles generally accepted in the United States. We reviewed and discussed the consolidated financial statements with both management and Grant Thornton LLP. We also discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

We discussed with Grant Thornton LLP the overall scope and plans for the audit. We met with Grant Thornton LLP, with and without management, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.

We discussed with Grant Thornton LLP their independence from management and us, and received Grant Thornton LLP’s written disclosures and letter required by Independent Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

Based on the foregoing, we recommended that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, for filing with the SEC.

Audit Committee

Edward H. Cohen, Chair

Albert H. Cohen, Audit Committee Financial Expert

Harold J. Raveché

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2006, the Compensation Committee consisted of Mr. A. Cohen (chair), Mr. E. Cohen and Dr. Goldberg. None of the members of the Compensation Committee has been an officer of ours or any of our subsidiaries or had any relationship with us requiring disclosure under Item 404 of Regulation S-K. In addition, no executive officer of ours served as a director or a member of the compensation committee of any other entity, one of whose executive officers served as our director or on our Compensation Committee.

 Stockholder Communications with the Board of Directors

Any stockholder or other interested party who desires to communicate with our Chairman of the Board or any of the other members of the Board may do so by writing to: Board of Directors, c/o Chairman of the Board of Directors, Merrimac Industries, Inc., 41 Fairfield Place, West Caldwell, NJ 07006. Communications may be addressed to the Chairman of the Board, an individual director, a Board Committee, the non-management directors or the full Board. Communications received by the Chairman of the Board will then be distributed to the appropriate directors unless the Chairman determines that the information submitted constitutes ‘‘spam,’’ lewd material and/or communications offering to buy or sell products or services.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive and principal financial officers of our company, and the three most highly compensated executive officers at our company. These individuals are referred to herein as the ‘‘Named Executive Officers.’’

In fiscal year 2006, our executive compensation programs were determined and approved by our Compensation Committee. The Board has determined that beginning with fiscal year 2007, the Board will determine and approve executive compensation programs upon the recommendation of the Compensation Committee. None of the Named Executive Officers serve on our Compensation Committee. The Compensation Committee does, however, rely in part upon the recommendations of Mr. Carter in setting the compensation levels of executive officers reporting to Mr. Carter.

Overview

The following key objectives drive the compensation committee’s (‘‘we’’ ‘‘us’’ ‘‘our’’) compensation philosophy:

•	To compensate our executives with a compensation system that remains competitive with the marketplace for executive talent while providing internal equity based on each executive’s level and weight of responsibilities;

•	To utilize this compensation system to attract, retain and motivate qualified executives and reward them for exemplary performance in effectuating company objectives and outstanding business results;

•	To align both executive compensation and our financial results with the increase of stockholder value; and

•	To properly balance short and long-term goals and ensure an executive’s total compensation depends on accomplishing the current year’s business objectives, long-term growth of our company’s net worth and enhancement of stockholder value.

As part of this philosophy, we believe that the our executives’ compensation should reflect their success, as a management team, in achieving our company’s strategic objectives, generating growth amongst multiple dimensions (e.g., competitive advantage, earnings per share, etc.) and creating a long-term upward trend in the market price of our company’s stock. Therefore, our compensation system is designed to reward the performance of our executives’ management and the company’s success in the context of the current state of our company, our industry, and the economy. Our compensation philosophy and system focuses on the long-term performance of our stock and eschews compensation tied to our stock’s short-term performance. The option plan and long term incentive plan discussed below illustrate this fact.

We consider each element of compensation (discussed in detail below) to comprise an important part of our compensation philosophy. We, or others acting under our direction, determine each element’s value by analyzing the following factors for each executive:

•	performance compared to the objectives of our company and individual for the previous year;

•	contribution as a member of the executive management team;

•	performance of his or her general management duties;

•	value of his or her unique knowledge, skills and abilities in aiding the long-term positive performance of our company; and

•	difficulty of achieving the desired results for the upcoming year.

We have also relied on the report of a compensation consultant to assist us in our executive compensation decisions. In 2006, we retained Career Consultants, Inc. to study our compensation system and present us with a report of their findings. Career Consultants, Inc. did not review the compensation of Mr. Carter, our Chairman, President and Chief Executive. Career Consultants, Inc. determined for each of the executives they studied that the executive’s salary was approximately at the midpoint range of salaries at similar companies (the salaries ranged from 83.4% of the midpoint to 104.3% of the midpoint). The compensation of Mr. Carter was set in his employment agreement, dated April 11, 2006. The increase in Mr. Carter’s base salary as provided in the employment agreement and established by our Compensation Committee was primarily based on Mr. Carter’s compensation history.

Elements of Compensation

Base Salary

We establish our executives’ base salaries based on the scope of their responsibilities coupled with the factors previously discussed. We also contemplate the range that comparable companies pay a similar executive performing similar duties and we set our executives’ base salaries near the midpoint of that range. We annually review the base salaries of our executives and determine if an adjustment would be appropriate.

Discretionary Annual Bonus

We have the ability to recommend to the board of directors discretionary annual bonuses for our executive officers. We judge the Named Executive Officers by our overall performance for the year and execution of our company’s business strategy. Other executives are assessed in relation to financial, operational and individual performance objectives. Such objectives differ amongst the executives, but are united by the fact that they generally result in outcomes beneficial to the company’s long-term success. As a result of our company’s performance in 2006, we did not recommend any annual bonuses for the past fiscal year.

Discretionary Stock Options

Under our company’s 2006 Stock Option Plan, we have discretion to grant stock options to executives of the company. Stock options are designed to focus the executives’ attention on stock values and to align the interests of executives with those of the stockholders. Options generally remain exercisable during employment until the tenth anniversary of the date of grant. The purpose of the option plans is to enable our company to attract, retain and motivate its employees by granting them a proprietary interest in our company. This approach provides an incentive to executives to increase stockholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years. Options granted under the 2006 Stock Option Plan generally become exercisable with respect to one-third of the underlying shares on the first anniversary of the date of grant, with respect to two-thirds of the underlying shares on the second anniversary of the date of grant, and with respect to 100% of the underlying shares on the third anniversary of the date of grant, unless otherwise determined by the Compensation Committee at the time of the grant of the option.

The Compensation Committee uses many factors in determining the appropriate levels of stock option awards, including the executives’ current holdings, the desirability of maintaining consistent award levels for similar executive positions and certain tax thresholds for incentive stock option treatment. In fiscal year 2006, under the 2006 Stock Option Plan, we granted Mr. Carter stock options to purchase 35,000 shares of Common Stock, and we granted stock options to purchase 10,000 shares of Common Stock to each of Mr. Condon, Mr. Ghadaksaz, and Mr. Green. We had not granted stock options to our Named Executive Officers for a significant period of time prior to fiscal year 2006. Accordingly, the stock option grants were made in fiscal year 2006 to satisfy one of our compensation goals, as stated above, of granting stock options to better focus these executives’ attention on stock values and to better align their interests with those of the stockholders. The grant date of the stock option awards was June 22, 2006. One-third of each such option vests on each of the first, second and third anniversaries of the grant date. The exercise price of the stock options is $9.52, the fair market value of the Common Stock on the date of grant. Additionally, on April 25, 2007, under the 2006 Stock Option Plan, the Board of Directors granted stock options to purchase 30,000 shares of Common Stock to Mr. Carter, and granted stock options to purchase 10,000 shares of Common Stock to each of Mr. Condon, Mr. Green, and Mr. Logothetis. The Board approved the stock options to Mr. Carter, Mr. Condon, Mr. Green and

Mr. Logothetis to better focus these executives’ attention on our stock values and to better align their interests with those of the stockholders, as discussed above. The exercise price of the stock options is $9.30, the fair market value of the Common Stock on the date of grant. These stock options to purchase 60,000 shares of Common Stock represent 25.8% of the total number of stock options that were granted to all employees, including Named Executive Officers on April 25, 2007.

Long-Term Incentive Plan

We administer the 2006 Key Employee Incentive Plan and can award restricted shares to participants upon completion of certain market capitalization goals articulated in the plan. Any restricted shares that are granted vest ratably in annual installments over a three-year period commencing on the date of issuance. During the vesting period and for two years thereafter the restricted shares generally may not be sold, assigned, transferred, pledged or otherwise encumbered. Use of restrictive stock provides an additional method we can use to give our company a competitive advantage in retaining and motivating executives as well as providing incentives linked to increases in stockholder value. In 2006, the market capitalization goals were not met, so no restricted shares were granted.

Additional Benefits

Our executives also participate in the various employee benefit plans generally available to all employees on the same terms as similarly situated employees, such as, health insurance, short-term disability insurance, 401(k) plan, etc.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis (‘‘CD&A’’) with Company management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee
Albert H. Cohen, Chair Edward H. Cohen Joel H. Goldberg

Summary Compensation Table

The table below summarizes the total compensation earned by each of the Named Executive Officers for the fiscal year ended December 30, 2006. Mr. Carter’s compensation is determined pursuant to his employment agreement with us, dated April 11, 2006.

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Option Awards ($)(1)(f)	All Other Compensation ($)(2)(i)	Total ($)(j)
Mason N. Carter Chairman, President and Chief Executive Officer	2006	327,440	0	17,500	28,812	373,752
Robert V. Condon Vice President, Finance, Chief Financial Officer Treasurer and Secretary	2006	188,343	0	5,000	8,329	201,672
Reynold K. Green Vice President and Chief Operating Officer	2006	195,144	0	5,000	13,805	213,949
Michael M. Ghadaksaz Vice President, Market Development	2006	157,543	0	5,000	6,603	169,146
James J. Logothetis Vice President and Chief Technology Officer	2006	149,382	0	0	4,795	154,177

(1)	The value of stock option awards was calculated using the Black-Scholes method in accordance with SFAS No. 123R. A discussion of the assumptions used in calculating the Black-Scholes values may be found in Notes 1 and 7 of our audited Consolidated Financial Statements contained in our Form 10-K for the year ended December 30, 2006 which accompanies this Proxy Statement. The grant date of each of the awards listed in this column was June 22, 2006.
(2)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

	All Other Compensation ($)
Name	Fiscal Year	Car Allowance ($)		Life Insurance ($)	Disability Insurance ($)	Travel Accident Insurance ($)	Totals ($)
Mason N. Carter	2006	21,839	(a)	1,260	5,263	450	28,812
Robert V. Condon	2006	7,879				450	8,329
Reynold K. Green	2006	13,100	(a)	255		450	13,805
Michael M. Ghadaksaz	2006	6,153				450	6,603
James J. Logothetis	2006	4,160		185		450	4,795

(a)	Represents the lease value of the vehicle for fiscal year 2006, including $1,100 for car insurance, and the respective gasoline, maintenance and repair costs.

Compensation of President and Chief Executive Officer

We have an Employment Agreement, dated April 11, 2006, with Mr. Carter, our President and Chief Executive Officer, which provides that Mr. Carter’s annual base salary is $332,000. The initial term of this Employment Agreement ends on December 31, 2010, and will be renewable for successive 12-month periods unless terminated pursuant to the terms of the Employment Agreement. In addition, Mr. Carter will be eligible to participate in the our medical benefits, life insurance, 401(k) and similar programs generally available to employees. Mr. Carter will also be eligible to participate in the our stock purchase, stock option, and long term incentive plans, and to receive bonuses, in the sole discretion of the Compensation Committee of our Board of Directors. We will maintain a $500,000 term life insurance policy for Mr. Carter’s beneficiaries.

Under the Employment Agreement, Mr. Carter will be entitled to receive a ‘‘Special Retirement Benefit’’ of $75,000 per year if we achieve pre-tax earnings of $9 million in the aggregate over the three fiscal years prior to his retirement at or over age 65 (‘‘Performance Target’’). In addition, Mr. Carter would receive the Special Retirement Benefit if we terminate him without cause, if he resigns for ‘‘good reason,’’ or his employment is terminated as a result of a ‘‘disability,’’ and in any such case we have also achieved the Performance Target. During the term and for a period of three years following such retirement or termination (‘‘Restrictive Period’’), and for as long as Mr. Carter is receiving the Special Retirement Benefit, Mr. Carter is bound to a confidentiality, non-competition and non-solicitation agreement with us. However, if after the Restrictive Period, Mr. Carter gives written notice to us of his forfeiture of the Special Retirement Benefit, Mr. Carter would be released from the non-competition and non-solicitation agreement.

In addition, the Employment Agreement provides various payments and benefits upon Mr. Carter’s termination of employment with us due to his death or ‘‘disability’’ (as defined in the Employment Agreement), Mr. Carter’s termination of employment by us with or without cause (as defined in the Employment Agreement) and termination of employment by Mr. Carter for ‘‘good reason’’ (as defined in the Employment Agreement). If Mr. Carter’s employment is terminated within 12 months following a ‘‘change in control’’ (as defined in the Employment Agreement), Mr. Carter will receive, payments and benefits that are in lieu of those payments and benefits available to Mr. Carter upon termination of employment in the absence of a change in control.

If Mr. Carter’s employment terminates due to his death, we will provide to Mr. Carter’s estate all salary and benefits accrued by Mr. Carter but unpaid as of the date of his death.

If Mr. Carter’s employment terminates due to his disability, we will provide to Mr. Carter all salary and benefits accrued by Mr. Carter but unpaid as of the date of termination. We will pay Mr. Carter his Special Retirement Benefit to the extent that the conditions for payment of such benefit have been met. Mr. Carter has a ‘‘disability’’ for purposes of the Employment Agreement if, as a result of physical or mental illness or injury, the Mr. Carter is unable to perform the essential duties of his position for a period of 90 consecutive work days or for a period of 120 non-consecutive work days in a 12-month period, or poses a direct threat to his own safety and health or that of others and there is no reasonable accommodation that can be provided by us that would allow Mr. Carter to perform the essential functions of his position as determined under applicable law.

If we terminate Mr. Carter’s employment for ‘‘cause’’, we will provide to Mr. Carter all salary and benefits accrued by Mr. Carter but unpaid as of the date of termination. For purposes of the Employment Agreement, ‘‘cause’’ means Mr. Carter’s: (i) willful failure to perform his normal and customary duties for an extended period for any reason, other than due to disability; (ii) gross negligence or willful misconduct, including, without limitation, fraud, embezzlement or intentional misrepresentation; (iii) commission of, or indictment or conviction for, a felony; (iv) willful engagement in competitive activities against us, including, without limitation, purposely aiding a competitor; (v) misappropriation of a material opportunity of ours; or (vi) violation of any material provision of the Employment Agreement, and in each case Mr. Carter has failed to cure such act (if curable as determined by the Board) within ten days after receipt of written notice from us of such act or, if reasonable under the circumstances, such additional period of time during which Mr. Carter is using his best efforts to so cure, not to exceed 30 days in the aggregate.

If Mr. Carter terminates his employment for ‘‘good reason’’ or we terminate Mr. Carter’s employment without cause, we will provide Mr. Carter with the following payments and benefits (i) his then applicable base salary beginning six months plus one day after the date of termination until the later of (A) the end of the term of the Employment Agreement plus six months and one day and (B) the date which is 12 months after the date of termination plus six months and one day, (ii) continued group medical coverage, under our group medical plan in effect from time to time, on the same terms as provided to our other executives until the later of (A) the end of the term of the Employment Agreement plus six months and one day and (B) the date which is 12 months after the date of termination plus six months and one day, (iii) if applicable, the Special Retirement Benefit, (iv) in the case of an automobile owned or leased by Mr. Carter, the car allowance provided under the Employment Agreement, payable beginning six months plus one day after the date of termination until the earlier of (A) 12 months after the date of termination plus six months and one day and (B) the end of the term of the Employment Agreement plus six months and one day, or, in the case of an automobile owned or leased by us, use of such automobile from the date of termination until the earlier of (A) 12 months after the date of termination and (B) the end of the then current term, (v) the option to assume any remaining lease payments of the automobile provided under the Employment Agreement, assuming the leased automobile is one of our automobiles, or to purchase such automobile in accordance with the terms of its lease, (vi) a payment in lieu of any bonus (the ‘‘In-Lieu Bonus’’) in an amount equal to the average of Mr. Carter’s annual bonuses, if any, for the two fiscal years ended immediately prior to the termination, which payment shall be made in respect of each period of 12 months remaining during the term of the Employment Agreement, and a pro-rated amount shall be paid in respect of any period of less than 12 months, payable at the time that other annual bonuses are paid to our other executives (or if no annual bonus is paid during a particular year, in December of the applicable year) and in accordance with Section 409A of the Code, and (vii) notwithstanding the terms of any of our option plans, all unvested stock options to purchase shares of the our common stock granted by us and held by Mr. Carter as of the date of termination (the ‘‘Executive Options’’) under any of our option plans shall immediately vest and be exercisable in accordance with their terms and, notwithstanding the terms of any of our incentive plans, all restricted stock awarded under any incentive plans held by Mr. Carter (‘‘Executive Restricted Stock’’) shall be vested and free of restrictions. For purposes of the Employment Agreement, ‘‘good reason’’ means a material diminution of Mr. Carter’s duties and responsibilities or a substantial reduction in Mr. Carter’s compensation and benefits.

If, within 12 months of a ‘‘change in control’’, Mr. Carter terminates his employment for good reason or we terminate Mr. Carter’s employment without cause, in lieu of the payments and benefits described above, we will provide Mr. Carter with the following payments and benefits:(i) the greater of (x) three times his then applicable base salary and (y) the base salary from the date of termination to the end of the term of the Employment Agreement, payable over a 12-month period beginning six months plus one day after the date of termination, (ii) continued group medical coverage, under our group medical plan in effect from time to time, on the same terms as provided to our other executives until the later of (A) the third anniversary of the date of termination and (B) the end of the term of the Employment Agreement, (iii) if applicable, the Special Retirement Benefit, (iv) in the case of an automobile owned or leased by Mr. Carter, the car allowance provided under the agreement, payable beginning six months plus one day after the date of termination until the later of (A) the third anniversary of the date of termination plus six months and one day and (B) the end of the term of the Employment Agreement plus six months and one day, or, in the case of an automobile owned or leased by us, use of such automobile from the date of termination until the later of (A) the third anniversary of the date of termination and (B) the end of the term of the Employment Agreement, (v) the option to assume any remaining lease payments of the automobile provided under the Employment Agreement or to purchase such automobile in accordance with the terms of its lease, and (vi) three times the In-Lieu Bonus, payable over a 12-month period beginning six months plus one day after the date of termination. In the event of a change in control, all Executive Options shall immediately vest and be exercisable in accordance with their terms and the Executive Stock shall be vested and free of restrictions. In the event that these payment or benefits give rise to the excise tax payable by Mr. Carter under Section 4999 of the Code, we will reduce the amount of such payments by the minimum amount necessary to avoid payment of the excise tax.

Under the Employment Agreement, the term ‘‘change in control’’ means (i) we are merged or consolidated with, or, in any transaction or series of transactions, all or substantially all of our business or assets shall be sold or otherwise acquired by, another corporation or entity and, as a result thereof, our stockholders immediately prior thereto shall not have at least 50% or more of the combined voting power of the surviving, resulting or transferee corporation or entity; (ii) any person (as that term is used in

Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time) who is not an affiliate of ours or a 5% or more holder, in each case as of the date of this the Employment Agreement, is or becomes the beneficial owner (as that term is used in Section 13(d) of said Act and the applicable rules and regulations thereof) of our stock entitled to cast more than 25% of the votes at the time entitled to be cast generally for the election of directors; or (iii) more than 50% of the members of the Board shall not be Continuing Directors. ‘‘Continuing Directors’’ means our directors (A) who were members of the Board on January 1, 2006 or (B) who subsequently became our directors and who were elected or designated to be candidates for election as nominees of the Board, or whose election or nomination for election by our stockholders was otherwise approved, by a vote of a majority of the Continuing Directors then on the Board).

No other Named Executive Officer has an employment agreement with us. Please refer to Potential Payments Upon Termination or Change-In-Control for such payments that may be made to our other Named Executive Officers.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to the Named Executive Officers during the fiscal year ended December 30, 2006: (1) the grant date; (2) the date the equity awards were approved; (3) all option awards, which consist of the number of shares underlying stock options awarded to the named executives; (4) the exercise price of the stock option awards, which reflects the closing price of our common stock on the date of grant; and (5) the grant date fair value of each equity award computed under SFAS 123R.

Name (a)	Grant Date (b)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards ($)(1)(l)
Mason N. Carter	06/22/06	35,000	9.52	89,950
Robert V. Condon	06/22/06	10,000	9.52	25,700
Reynold K. Green	06/22/06	10,000	9.52	25,700
Michael M. Ghadaksaz	06/22/06	10,000	9.52	25,700
James J. Logothetis	—	—	—	—

(1)	The value of stock option awards was calculated using the Black-Scholes method in accordance with SFAS No. 123R. A discussion of the assumptions used in calculating the Black-Scholes values may be found in Notes 1 and 7 of our audited Consolidated Financial Statements contained in our Form 10-K for the year ended December 30, 2006 which accompanies this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of outstanding equity awards by the Named Executive Officers. This table shows unexercised exercisable (vested) and unexercisable (unvested) option awards during the fiscal year ended December 30, 2006. None of the Named Executive Officers has been granted any stock awards. Each option grant is shown separately for each Named Executive Officer. The vesting schedule for each fiscal year 2006 grant is shown following this table.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(c)	Option Exercise Price ($)(e)	Option Expiration Date (f)
Mason N. Carter	22,000	—	11.477	01/08/08
	15,000	—	7.000	06/10/09
	2,500	—	8.375	02/22/10
	—	35,000	9.520	06/21/16
Robert V. Condon	2,750	—	13.011	04/28/08
	—	10,000	9.520	06/21/16
Reynold K. Green	3,500	—	7.000	06/10/09
	8,250	—	9.040	03/27/15
	—	10,000	9.520	06/21/16
Michael M. Ghadaksaz	5,000	—	4.890	02/07/13
	5,000	—	6.610	02/07/14
	10,000	—	9.040	03/27/15
	—	10,000	9.520	06/21/16
James J. Logothetis	27,500	—	13.636	09/12/07
	1,000	—	6.000	05/10/09
	2,500	—	7.000	06/10/09
	2,500	—	8.375	02/22/10

(1)	The grant date of each of the awards in this column was June 22, 2006. One-third of each such option vests on each of the first, second and third anniversaries of the grant date.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised any options during fiscal year 2006 and none of the Named Executive Officers held restricted stock as of the end of fiscal year 2006.

Potential Payments Upon Termination or Change-In-Control

On March 29, 2006, the Compensation Committee of the Board of Directors adopted the Amended and Restated Severance Plan (which replaces the previous plan adopted in September 2003) for key executives designated from time to time by the Compensation Committee, including the Named Executive Officers, with the exception of Mr. Carter. The Severance Plan provides, among other things, that if an executive is terminated by us without ‘‘cause’’ and other than on account of the executive’s death or ‘‘disability,’’ or if the executive resigns for ‘‘good reason’’ (as such terms are defined in the Severance Plan) within 12 months following a ‘‘change in control’’ (as defined therein), we, or a successor of ours, is obligated to pay to the executive one or two times (as determined by the Compensation Committee) his ‘‘annual base salary’’ (as defined in the Severance Plan) and to continue to provide health insurance benefits for 24 months (to the extent not covered by any new employer). However, to the extent that any payments made under the Severance Plan would otherwise be subject to the excise tax imposed under the Golden Parachute Payment provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), we will reduce the amount of such payments by the minimum amount necessary to avoid being subject to such excise tax.

For purposes of the Severance Plan, an executive’s ‘‘annual base salary’’ is the executive’s regular basic annual compensation prior to any reduction under a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code, and will not include (without limitation) cost of living allowances, fees, retainers, reimbursements, bonuses, incentive awards, prizes or similar payments. The executive has a ‘‘disability’’ for purposes of the Severance Plan if, as result of physical or mental illness or injury, the executive is unable to perform the essential duties of his or her position for a period of 90 consecutive days or for a period of 120 non-consecutive days in any 12-month period, or poses a direct threat to the safety and health of the executive or others and there is no reasonable accommodation that we can that would allow the executive to perform the essential functions of the executive’s position as determined by applicable law.

All payments under the Severance Plan will be payable at such times as determined by the Compensation Committee provided that all such payments are made prior to the later of (1) March 15 of the calendar year following the year in which the termination occurs and (2) two and one-half months after the end of our year end in which such termination occurred. All payments will be made so as to comply with Section 409A of the Code and the Severance Plan may need to be further amended to comply with final regulations recently issued under Section 409A of the Code by the US Department of Treasury and the Internal Revenue Service. In connection with any payment under the Severance Plan, the Compensation Committee may require that the executive enter into non-competition/non-solicitation and confidentiality agreements as it deems appropriate. If an executive has entered into an agreement with us, which agreement covers the subject matter of the Severance Plan, such agreement will govern so that the executive will not be entitled to payments under both the agreement and the Severance Plan. The Severance Plan is filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2005.

For purposes of the Severance Plan, ‘‘change in control’’ shall mean and be deemed to have occurred if: (i) the we have merged or consolidated with, or, in any transaction or series of transactions, all or substantially all of our business or assets shall be sold or otherwise acquired by, another corporation or entity and, as a result thereof, our stockholders immediately prior thereto shall not have at least 50% or more of the combined voting power of the surviving, resulting or transferee corporation or entity, (ii) any person (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) who is not an affiliate of ours or a 5% or more holder, in each case as of January 1, 2006, is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act) of our stock entitled to cast more than 25% of the votes at the time entitled to be cast generally for the election of directors, or (iii) more than 50% of the members of the Board shall not be ‘‘continuing directors.’’ Under the Severance Plan, ‘‘continuing directors’’ are our directors (i) who were members of the Board on January 1, 2006, or (ii) who subsequently became our directors and who were elected or designated to be candidates for election as nominees of the Board, or whose election or nomination for election by our stockholders was otherwise approved, by a vote of a majority of the continuing directors then on the Board.

Under the Severance Plan, ‘‘cause’’ means the executive’s (1) willful failure to perform his or her normal and customary duties for an extended period of time for any reason, other than disability, (ii) gross negligence or willful misconduct, including but not limited to fraud, embezzlement or intentional misrepresentation, (iii) commission of, or indictment or conviction for, a felony, (iv) misappropriation of a material opportunity of ours, (v) willfully engaging in competitive activities against us or purposely aiding a competitor of ours, or (vi) violation of any fiduciary duty owed to us or any subsidiaries or any material provision of any agreement the executive has with us or any subsidiary and, in each case, the executive has failed to cure the violation (if curable as determined by us) within ten days after receipt of written notice from us of such violation or, if reasonable under the circumstances, such additional period of time during which the executive is using his best efforts to so cure, not to exceed 30 days in the aggregate.

In addition, the Severance Plan currently defines ‘‘good reason’’ to mean the occurrence (without the executive’s prior express written consent) of any one of the following acts, or failures to act: (i) a material diminution of the duties and responsibilities of the executive, (ii) a substantial reduction in compensation or benefits of the executive, (iii) any failure by us to comply with any of the provisions of the Severance Plan, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by us promptly after receipt of notice thereof given by the executive, (iv) any purported termination of the executive’s employment which is not pursuant to a ‘‘notice of termination’’ under the Severance Plan (citing specific provisions of the Severance Plan relied upon in the termination and detain the facts and circumstances claimed to provide a basis thereof), or (v) the relocation of our principal executive offices where the executive works at a location more than 25 miles from its location on the date of the adoption of the Severance Plan or our requiring the executive to be based anywhere other than the our principal executive offices.

The Board may amend or terminate the Severance Plan in whole or in part at any time upon notice to all of the participating executives; provided, however, that, subsequent to a change in control or during the period of 180 days prior to a change in control, no such amendment which could adversely affect the rights of any executive nor any termination shall become effective until the expiration of one year following the change in control. The Board intends to amend the Severance Plan to provide that any determinations currently made by the Compensation Committee, as described above, will in the future be made by the Board on the recommendation of the Compensation Committee.

The table below estimates amounts payable upon a termination as if the individuals were terminated on December 30, 2006 using the closing share price of $10.00 for our Common Stock as of that day.

Name and Principal Position	Bonus Payment ($)	Severance Pay ($)	Severance Payable Through	Health Insurance Benefits ($)	Automobile Allowance ($)		Stock Options ($)	Total ($)
Mason N. Carter Chairman, President and Chief Executive Officer	996,029	1,328,038	06/30/08	59,855(a)	50,544	(a)	16,800(c)	2,451,266
Robert V. Condon Vice President, Finance, Chief Financial Officer Treasurer and Secretary	—	382,074	12/30/07	23,084(b)	—		4,800(d)	405,158
Reynold K. Green Vice President and Chief Operating Officer	—	390,000	12/30/07	29,928(b)	11,280	(b)	4,800(d)	431,208
Michael M. Ghadaksaz Vice President, Market Development	—	322,086	12/30/07	29,928(b)	—		4,800(d)	352,015
James J. Logothetis Vice President and Chief Technology Officer	—	303,075	12/30/07	29,928(b)	—		—	333,003

(a)	Certain benefits under Mr. Carter’s employment agreement dated April 11, 2006 are payable through December 30, 2010.
(b)	Certain benefits under the Amended and Restated Severance Plan dated March 29, 2006 are payable through December 30, 2008.
(c)	Under Mr. Carter’s employment agreement, Mr. Carter’s options would vest immediately upon a Change of Control (as defined in Mr. Carter’s employment agreement), even in the absence of Mr. Carter’s termination.
(d)	Under the 2006 Stock Option Plan, the options would vest immediately upon a Change of Control (as defined in the 2006 Stock Option Plan).

Director Compensation Table

Each director who is not an employee of ours receives a monthly director’s fee of $1,500, plus an additional $500 for each meeting of the Board and of any Committees of the Board attended. In addition, the Chair of the Audit Committee receives an annual fee of $2,500 for his services in such capacity. The directors are also reimbursed for reasonable travel expenses incurred in attending Board and Committee meetings.

In addition, pursuant to the 2006 Stock Option Plan, each non-employee director is granted an option to purchase 2,500 shares of the Common Stock of the Company on the date of each Annual Meeting of Stockholders. Such options have a three-year vesting period. Each such grant has an exercise price equal to the fair market value on the date of such grant and will expire on the tenth anniversary of the date of the grant. On June 22, 2006, non-qualified stock options to purchase an aggregate of 17,500 shares were issued to seven directors at an exercise price of $9.52 per share. Also on June 22, 2006, pursuant to the 2006 Non-Employee Directors’ Stock Plan, each of our non-employee directors, other than Mr. Miller, received a grant of 1,500 shares of restricted stock at a fair market value of $9.52 per share. One third of such restricted stock vests on the anniversary of the grant date over a three-year period.

The table below summarizes the compensation of directors.

Name(3)(a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(1)(c)	Option Awards ($)(2)(d)	All Other Compensation ($)(g)		Total ($)(h)
Albert H. Cohen	28,500	2,777	1,250	—		44,030
Edward H. Cohen	31,500	2,777	1,250	—		47,030
Fernando L. Fernandez	23,000	2,777	1,250	—		38,530
Joel H. Goldberg	23,500	2,777	1,250	10,200	(4)	49,230
David B. Miller	20,500	—	1,250	—		21,750
Arthur A. Oliner	21,000	2,777	1,250	36,000	(5)	72,530
Harold J. Raveché	28,000	2,777	1,250	—		43,530

(1)	The charge to earnings that we took in fiscal year 2006 for each director’s grant of 1,500 shares of restricted stock was $2,777, or $16,660 in the aggregate for the non-employee directors. This total value was calculated by multiplying the number of shares of stock at its fair market value of $9.52 per share, divided by a 36-month vesting period, and multiplying by seven, the number of months in fiscal year 2006 that the grant covered. This charge is based on the market value of the restricted stock, amortized over three years of service.
(2)	Each of the directors received options to purchase 2,500 shares, which were granted on June 22, 2006. The fair value of each directors’ award granted pursuant to the 2006 Stock Option Plan was $6,425 at $2.57 per share, using the Black-Scholes method in accordance with SFAS No. 123R. A discussion of the assumptions used in calculating the Black-Scholes values may be found in Notes 1 and 7 of our audited Consolidated Financial Statements contained in our Form 10-K for the year ended December 30, 2006 which accompanies this Proxy Statement.
(3)	The table below summarizes the aggregate number of stock awards and the aggregate number of option awards for each director outstanding at December 30, 2006.

Name (a)	Stock Awards (c)	Option Awards (d)
Albert H. Cohen	1,500	12,500
Edward H. Cohen	1,500	15,000
Fernando L. Fernandez	1,500	10,000
Joel H. Goldberg	1,500	15,000
David B. Miller	—	15,000
Arthur A. Oliner	1,500	15,000
Harold J. Raveché	1,500	15,000

(4)	Represents fees paid to Career Consultants, Inc., of which Dr. Goldberg is Chairman, Chief Executive Officer and principal owner, to provide pre-employment testing and evaluation.
(5)	Represents fees paid for technology-related consulting services.

RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has selected J.H. Cohn as our independent registered public accounting firm to audit and report upon our consolidated financial statements for fiscal year 2007. The Board recommends that the stockholders ratify the selection of J.H. Cohn. The independent registered public accounting firm for fiscal year 2005 and 2006 was Grant Thornton LLP.

A representative of J.H. Cohn is expected to be present at the Meeting to respond to appropriate questions, and to make a statement if he desires. A representative of Grant Thornton LLP is not expected to be present at the Meeting.

Audit Fees.    The aggregate fees billed or to be billed by our independent registered public accounting firm for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were $429,800 in 2006, which includes $308,100 for the 2006 audit, $15,800 for consent fees in connection with SEC Form S-8 filings, and $105,900 for 2006 quarterly reviews, and $291,000 in 2005, billed by Grant Thornton LLP.

Audit-related Fees.    There were no aggregate fees billed or to be billed by our independent registered public accounting firm for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements.

Tax Fees.    The aggregate fees billed by our independent registered public accounting firm in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning were $34,700 in 2006 by Grant Thornton LLP, and $43,200 in 2005. The nature of the services performed for these fees was tax return preparation and services provided in connection with net operating loss carryforward limitations.

All Other Fees. The aggregate fees billed by the Company’s independent registered public accounting firm in each of the last two fiscal years for products and services other than those reported in the three prior categories were $5,000 in 2006 and $11,500 in 2005 billed by Ernst & Young LLP. The nature of these services performed for these fees was for consents for 2006 SEC Form S-8 filings and for the 2005 SEC Form 10-K financial statements.

Prior Independent Registered Public Accounting Firms

On April 25, 2007, the Audit Committee dismissed Grant Thornton LLP as our independent registered public accounting firm.

The audit reports of Grant Thornton LLP on our consolidated financial statements as of and for the fiscal years ending December 31, 2005 and December 30, 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2005 and December 30, 2006, and for the interim period through April 25, 2007, the date our engagement of Grant Thornton LLP ended, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. During the fiscal years ended December 31, 2005 and December 30, 2006, and for the interim period through April 25, 2007, the date our engagement of Grant Thornton LLP ended, Grant Thornton LLP did not advise us of any reportable events under Item 304(a)(1)(iv) and (v) of Regulation S-K promulgated under the Securities Exchange Act of 1934. We provided Grant Thornton LLP with a copy of the foregoing disclosures. Attached as Exhibit 16.1 to our Form 8-K filed with the SEC on April 27, 2007 is a copy of the letter from Grant Thornton LLP to the SEC, dated April 26, 2007, stating that it agreed with such statements.

On April 25, 2007, the Audit Committee of our Board engaged J.H. Cohn as our new independent registered public accounting firm. During the fiscal years ended December 31, 2005 and December 30, 2006, and for the interim period through April 25, 2007, the date our engagement of Grant Thornton LLP ended, neither we nor anyone acting on our behalf consulted J.H. Cohn regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us by J.H. Cohn that J.H. Cohn concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a ‘‘disagreement’’ or ‘‘event,’’ as those terms are described in Item 304(a)(1)(iv) and (v) of Regulation S-K.

An affiliate of J.H. Cohn, Cohn Consulting Group, performed the initial work related to the implementation of Section 404 of the Sarbanes-Oxley Act of 2002 for the Company in 2004 and 2005. Cohn Consulting Group also performed limited internal audit procedures for the Company related to the third and fourth quarters of 2005. Their work in 2006 was limited to attendance at Audit Committee meetings.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firms

The Audit Committee has established policies and procedures regarding pre-approval of all services provided by our independent registered public accounting firm. The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. The Audit Committee may delegate, subject to any rules or limitations it may deem appropriate, to one or more designated members of the Audit Committee the authority to grant such pre-approvals; provided, however, that the decisions of any member to whom authority is so delegated to pre-approve an activity shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has delegated such pre-approval authority to Edward H. Cohen, Chair of the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services in 2006 as well as those that were provided in 2005 after the pre-approval requirements under the Sarbanes-Oxley Act became effective on May 6, 2003. Our pre-approval policy can be found on our website at www.merrimacind.com.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE FOR RATIFICATION OF J.H. COHN LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

Ratification of J.H. Cohn as independent registered public accounting firm for 2007 requires the affirmative vote of a majority of the shares present at the Meeting and entitled to vote on the ratification of the independent registered public accounting firm. Unless otherwise indicated, the accompanying form of proxy will be voted FOR the proposal to ratify J.H. Cohn as the registered public accounting firm for 2007. Although stockholder ratification of the Board’s action in this respect is not required, the Board considers it desirable for stockholders to pass upon the selection of the independent registered public accounting firm and, if the stockholders disapprove of the selection, intends to reconsider the selection of the independent registered public accounting firm for the fiscal year 2008.

STOCKHOLDER PROPOSALS

In order to be included in the proxy statement and proxy card relating to the 2008 annual meeting of stockholders, stockholder proposals must be received by our Secretary at the address below no later than December 31, 2007. The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the next annual meeting of stockholders but not submitted for inclusion in the proxy materials for such meeting, unless notice of the matter is received by our Secretary at the address set forth below not later than March 17, 2008. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2008 annual meeting of stockholders.

ANNUAL REPORT

All stockholders as of the Record Date are concurrently being sent a copy of our Annual Report for the fiscal year ended December 30, 2006.

In addition, upon the written request of any stockholder, we will furnish that person, without charge, with a copy of the Form 10-K as filed with the SEC on April 16, 2007. Any such request should be made in writing to:

Secretary
Merrimac Industries, Inc.
P.O. Box 986
West Caldwell, NJ 07007-0986

OTHER BUSINESS

As of the date of this Proxy Statement, the Board has no knowledge of any business other than that described above that will be presented at the Meeting for action by the stockholders. If any other business should properly come before the Meeting, it is intended that the persons designated as attorneys and proxies in the enclosed form of proxy will vote all such proxies as they in their discretion determine.

By Order of the Board of Directors
/s/ Robert V. Condon ROBERT V. CONDON Secretary

April 30, 2007

MERRIMAC INDUSTRIES, INC.
41 FAIRFIELD PLACE
WEST CALDWELL, NEW JERSEY 07006-6287

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mason N. Carter and Robert V. Condon as proxies, each with the power to appoint his substitute, and hereby authorizes either or both to represent and to vote all shares of Common Stock of Merrimac Industries, Inc. held of record by the undersigned on April 27, 2007, at the Annual Meeting of Stockholders to be held on June 20, 2007, at Merrimac Industries, Inc., 41 Fairfield Place, West Caldwell, New Jersey, at 10:00 a.m. (or any adjournment or postponement thereof), for the proposals referred to herein and described in the Proxy Statement, and to vote in their discretion on any other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED 1. FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS, AND 2. FOR THE RATIFICATION OF J.H. COHN LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.

PLEASE MARK, SIGN, DATE AND RETURN THIS
PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please mark your votes as indicated in this example

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2:

1. PROPOSAL: Election of Directors

FOR all nominees	WITHHOLD AUTHORITY	FOR ALL EXCEPT
for all nominees

(Instruction: To Withhold the authority to vote for any individual nominee, mark the box next to that nominee’s name below.)

Name of Nominee:	Edward H. Cohen	Arthur A. Oliner	Harold J. Raveché

2. Proposal: Ratification of J.H. Cohn LLP as our independent registered public accounting firm for fiscal year 2007

FOR	AGAINST	ABSTAIN

FOLD AND DETACH HERE

*Note* Other business: To transact such other business as may properly come before the meeting.

This proxy must be signed exactly as name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Dated: , 2007
(Signature)
(Signature)

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.